VOTING AGREEMENT
                                ----------------

         THIS AGREEMENT made this 27th day of August, 1997, between Mining Services International Corporation, a Utah corporation having its principal place of business at 8805 South Sandy Parkway, Sandy, Utah 84070 (the "Company"), and the shareholders (the "Shareholders") of the Company whose names and addresses are set forth on the signature page of this Agreement (the "Agreement").

                                R E C I T A L S :

         WHEREAS, the Common Stock of the Company is quoted on The Nasdaq Stock Market;

         WHEREAS, The Nasdaq Stock Market has advised the Company of its intent to cause the Common Stock of the Company to be delisted from The Nasdaq Stock Market in part because of the substantial influence and control of the Company represented by the ownership of Common Stock by the Shareholders;

         WHEREAS, the undersigned Shareholders hold, in the aggregate 23% of the issued and outstanding Common Stock of the Company; and

         WHEREAS, the Company has appealed the decision of The Nasdaq Stock Market to cause its Common Stock to be delisted and proposes to address the issue of voting influence and control through an agreement with the Shareholders on the terms and conditions hereinafter set forth

                               A G R E E M E N T :

         NOW, THEREFORE, in consideration of the premises and to induce The Nasdaq Stock Market to permit continued listing of the Company's securities which the Shareholders and the Company acknowledge is in the substantial best interests of the Company and all of the shareholders of the Company, including the Shareholders, the Company and the Shareholders agree as follows:

         l. Voting Agreement. On all matters submitted to Shareholders for approval, whether at an annual meeting of shareholders, a special meeting of shareholders or pursuant to a consent solicitation, the undersigned Shareholders irrevocably agree to vote all of the shares held by them in the same proportions as all other shares voting or consenting with respect to the matter are cast. For example, if 60% of shares voting or consenting with respect to a proposal submitted to shareholders are cast in favor of the proposal, 25% are cast against and 15% abstain, the Shareholders will vote or consent as to all of their shares in the same proportions.

         2. Term. This Agreement shall be effective for so long as The Nasdaq Stock Market shall require for purposes of maintaining qualification for listing either on The SmallCap Market or The Nasdaq Stock Market.

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         3. Binding Effect. This Agreement shall be binding upon the heirs, successors or assigns of the Shareholders and shall be applicable to any shares now owned or subsequently acquired by such Shareholders or their affiliates; however, shares sold or transferred by the Shareholders in public market transactions, to charitable or educational institutions or to parties unaffiliated with the Shareholders ("affiliate" having the same definition for these purposes as under the Securities Exchange Act of 1934) shall no longer be deemed owned by the Shareholders and no longer deemed subject to this Agreement.

         4. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first-above written.

                                  MINING SERVICES INTERNATIONAL CORPORATION


                                  By: John T. Day_______________________________
                                  Its: President, Mining Services International_



                                  _____/s/______________________________________
                                  Edward Dallin Bagley


                                  _____/s/______________________________________
                                  Dal Bagley


                                  _____/s/______________________________________
                                  Carolyn C. Bagley


                                  _____/s/______________________________________
                                  Carolyn C. Bagley, Custodian for Amanda Bagley






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